Exhibit 10.3

LOAN AGREEMENT

Dated as of September 3, 2015

Between

CIO INTELLICENTER, LIMITED PARTNERSHIP,

as Borrower

and

KEYBANK NATIONAL ASSOCIATION,

as Lender

Loan No. 10099360

i

4.1.15	Not a Foreign Person	37
4.1.16	Separate Lots	37
4.1.17	Assessments	38
4.1.18	Enforceability	38
4.1.19	No Prior Assignment	38
4.1.20	Insurance	38
4.1.21	Use of Property	38
4.1.22	Certificate of Occupancy; Licenses	38
4.1.23	Flood Zone	38
4.1.24	Physical Condition	38
4.1.25	Boundaries	39
4.1.26	Leases	39
4.1.27	Survey	39
4.1.28	Inventory	40
4.1.29	Filing and Recording Taxes	40
4.1.30	Special Purpose Entity/Separateness	40
4.1.31	Management Agreement	40
4.1.32	Illegal Activity	41
4.1.33	No Change in Facts or Circumstances; Disclosure	41
4.1.34	Investment Company Act	41
4.1.35	Embargoed Person	41
4.1.36	Principal Place of Business; State of Organization	41
4.1.37	Environmental Representations and Warranties	41
4.1.38	Cash Management Account	42
Section 4.2	Survival of Representations	43

ARTICLE V - BORROWER COVENANTS		43
Section 5.1	Affirmative Covenants	43
5.1.1	Existence; Compliance with Legal Requirements	43
5.1.2	Taxes and Other Charges	44
5.1.3	Litigation	45
5.1.4	Access to Property	45
5.1.5	Notice of Default	45
5.1.6	Cooperate in Legal Proceedings	45
5.1.7	Perform Loan Documents	46
5.1.8	Award and Insurance Benefits	46
5.1.9	Further Assurances	46
5.1.10	Principal Place of Business, State of Organization	46
5.1.11	Financial Reporting	47
5.1.12	Business and Operations	49
5.1.13	Title to the Property	50
5.1.14	Costs of Enforcement	50
5.1.15	Estoppel Statement	50
5.1.16	Loan Proceeds	51
5.1.17	Intentionally Omitted	51
5.1.18	Confirmation of Representations	51
5.1.19	Environmental Covenants	51

5.1.20	Leasing Matters	53
5.1.21	Alterations	55
5.1.22	Operation of Property	56
5.1.23	Embargoed Person	56
Section 5.2	Negative Covenants	57
5.2.1	Operation of Property	57
5.2.2	Liens	57
5.2.3	Dissolution	57
5.2.4	Change In Business	58
5.2.5	Debt Cancellation	58
5.2.6	Zoning	58
5.2.7	No Joint Assessment	58
5.2.8	Intentionally Omitted	58
5.2.9	ERISA	58
5.2.10	Transfers	59

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION		65
Section 6.1	Insurance	65
Section 6.2	Casualty	69
Section 6.3	Condemnation	69
Section 6.4	Restoration	70

ARTICLE VII - RESERVE FUNDS		74
Section 7.1	Intentionally Omitted	74
Section 7.2	Tax and Insurance Escrow Fund	74
Section 7.3	Replacements and Replacement Reserve	75
7.3.1	Replacement Reserve Fund	75
7.3.2	Disbursements from Replacement Reserve Account	75
7.3.3	Performance of Replacements	76
7.3.4	Failure to Make Replacements	79
7.3.5	Balance in the Replacement Reserve Account	79
Section 7.4	Rollover Reserve	79
7.4.1	Deposits to Rollover Reserve Fund	79
7.4.2	Withdrawal of Rollover Reserve Funds	80
Section 7.5	Excess Cash Flow Reserve Fund	80
7.5.1	Deposits to Excess Cash Flow Reserve Account	80
7.5.2	Release of Excess Cash Flow Reserve Funds	80
Section 7.6	Reserve Funds, Generally	80
Section 7.4	Morgan Stanley Reserve	81
7.7.1	Deposits to Morgan Stanley Reserve Fund	81
7.7.2	Release of Morgan Stanley Reserve Funds	82
Section 7.8	Major Tenant Rollover Reserve	82
7.8.1	Deposits to Major Tenant Rollover Reserve Fund	82
7.7.2	Withdrawal of Major Tenant Rollover Reserve Fund	83

ARTICLE VIII - DEFAULTS		83
Section 8.1	Event of Default	83
Section 8.2	Remedies	86
Section 8.3	Remedies Cumulative; Waivers	87

SCHEDULES

Schedule I	–	Rent Roll

Schedule II	–	Intentionally Omitted

Schedule III	–	Organizational Chart of Borrower

v

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of September 3, 2015 (this “Agreement”), between KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 11501 Outlook, Suite 300, Overland Park, Kansas 6211 (“Lender”) and CIO INTELLICENTER, LIMITED PARTNERSHIP, a Delaware limited partnership, having its principal place of business at c/o City Office REIT, Inc., 1075 West Georgia Street, Suite 2600, Vancouver, British Columbia V6E 3C9, Canada (“Borrower”).

RECITALS:

A.        Borrower desires to obtain the Loan (as hereinafter defined) from Lender.

B.        Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” means the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Action” has the meaning set forth in Section 10.3 hereof.

“Additional Insolvency Opinion” means any subsequent Insolvency Opinion.

“Additional Permitted Transfer” has the meaning set forth in Section 5.2.10(f) hereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Party Transfer” has the meaning set forth in Section 5.2.10(g) hereof.

“Affiliated Manager” means any Manager in which Borrower, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” means KeyBank National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Amortizing Monthly Payment” has the meaning set forth in the Loan Terms Table of the Note.

“Amortizing Payment Date” has the meaning set forth in the Loan Terms Table of the Note.

“Annual Budget” means an operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11(g) hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” has the meaning set forth in Section 5.1.11(g) hereof.

“Assignment of Management Agreement” means that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Availability Threshold” means the greater of $30,000.00 or 1% of the initial principal balance of the Loan.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law that is not dismissed within ninety (90) days of filing; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” means a day upon which commercial banks are not authorized or required by law to close in the city designated from time to time as the place for receipt of payments.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” has the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” means the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or Manager; (c) a DSCR Trigger Event or (d) a Major Tenant Trigger Event.

“Cash Sweep Event Cure” means (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.25 to 1.00 or greater for two (2) consecutive quarters based upon the trailing three (3) month period immediately preceding each date of determination, (b) if the Cash Sweep Event is caused by an Event of Default, the cure of such Event of Default in accordance with the terms and conditions of the Loan Documents, (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days of such Bankruptcy Action or (d) if the Cash Sweep Event is caused by a Major Tenant Trigger Event, the completion of the applicable Major Tenant Cure Event; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents at the time of such Cash Sweep Event Cure, (ii) a Cash Sweep Event Cure may occur no more than a total of four (4) times in the aggregate during the term of the Loan, and (iii) Borrower shall have paid all of Lender’s reasonable and documented out-of-pocket expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. Notwithstanding any provision in this Agreement to the contrary, in no event shall Borrower have the right to cure any Cash Sweep Event caused by a Bankruptcy Action of Borrower.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the date of the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” has the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” has the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” has the meaning set forth in Section 6.4(b)(iv) hereof.

“Clearing Account” has the meaning set forth in Section 2.7.1 hereof.

“Clearing Account Agreement” means that certain Clearing Account - Deposit Account Control Agreement dated the date hereof among Borrower, Lender and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Account.

“Clearing Bank” means the clearing bank which establishes, maintains and holds the Clearing Account, which shall be an Eligible Institution acceptable to Lender in its reasonable discretion.

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have correlative meanings.

“Current Owner” has the meaning set forth in Section 5.2.10(f) hereof.

“Debt” means the Outstanding Principal Balance of the Loan set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Prepayment Consideration (as defined in the Note)) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Service” means, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a)        the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the financial statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 2% of Gross Income from Operations and (2) the actual management fees incurred, and (B) annual Replacement Reserve Fund contributions equal to $0.20 per square foot of gross leasable area at the Property, and (C) annual Rollover Reserve Fund contributions equal to $0.34 per square foot of gross leasable area at the Property; and

(b)        the denominator is an amount equal to the Amortizing Monthly Payment multiplied by the aggregate number of Payment Dates occurring during such period.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) four percent (4%) above the Interest Rate.

“Disclosure Documents” means, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.

“DSCR Trigger Event” means, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing three (3) month period immediately preceding the date of such determination is less than 1.20 to 1.00.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means KeyBank National Association or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including The USA PATRIOT Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; or relating to wrongful death, personal injury, or property or other damage in connection with any Hazardous Substances at, on, or under the Property.

“Environmental Liens” has the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” has the meaning set forth in Section 4.1.37 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” has the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” has the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Reserve Fund” has the meaning set forth in Section 7.5 hereof.

“Extraordinary Expense” has the meaning set forth in Section 5.1.11(h) hereof.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” means Fitch, Inc.

“Foreclosure Sale” has the meaning set forth in Section 9(c) of the Note.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governing State” has the meaning set forth is Section 10.3 hereof.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” means, during any period, all income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, without limitation, (i) Rents from Tenants that are in occupancy, open for business and paying full contractual rent without right of offset or credit, (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs and (xiii) interest on Reserve Funds, if any, but excluding (i) Rents from month-to-month Tenants or Tenants that are included in any Bankruptcy Action (unless and until the underlying lease is affirmed by the Tenant or trustee, as applicable), (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vi) Awards, (vii) unforfeited security deposits, (viii) utility and other similar deposits and (ix) any disbursements to Borrower from the Reserve Funds, if any. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Guarantor” means City Office REIT Operating Partnership, L.P., a Maryland limited partnership.

“Guarantor Interests” has the meaning set forth in Section 5.2.10(i) hereof.

“Guarantor Transfer” has the meaning set forth in Section 5.2.10(i) hereof.

“Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations (including, without limitation, operations by any Tenant) and otherwise in compliance with all Environmental Laws.

“Immediate Family Member” has the meaning set forth in Section 5.2.10(f).

“Improvements” has the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” has the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” means Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing

(including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Independent Director” means a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and shall not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in an Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Initial Interest Payment Per Diem” has the meaning set forth in the Loan Terms Table of the Note.

“Insolvency Opinion” means that certain non-consolidation opinion letter dated the date hereof delivered by Gardere Wynne Sewell LLP in connection with the Loan.

“Institutional Controls” means any legal or physical restrictions or limitations on the use of, or access to, the Property to eliminate or minimize potential exposures to any Hazardous Substance, to prevent activities that could interfere with the effectiveness of any Remediation, or to ensure maintenance of a level of risk to human health or the environment, including physical modifications to the Property such as slurry walls, capping, hydraulic controls for ground water, or point of use water treatment, restrictive covenants, environmental protection easements, or property use limitations.

“Insurance Premiums” has the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Interest Only Monthly Payment” has the meaning set forth in the Loan Terms Table of the Note.

“Interest Only Payment Date” has the meaning set forth in the Loan Terms Table of the Note.

“Interest Rate” means a rate of four and sixty five hundredths percent (4.65%).

“Land” has the meaning set forth in the granting clause of the Security Instrument.

“Lease” means any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” means, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lien” means, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means the loan in the Original Principal Amount made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Clearing Account Agreement, the Cash Management Agreement, and all other documents executed or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the Outstanding Principal Balance of the Loan as of the date of such calculation to (ii) the fair market value of the Property, as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Major Tenant” means H. Lee Moffitt Cancer Center & Research Institute, Inc., a Florida non-profit corporation, any successor or assigns of such entity as tenant under the Major Tenant Lease, or any subsequent Tenant under any replacement of the Major Tenant Lease.

“Major Tenant Cure Event” shall mean:

(i)       if the Cash Sweep Period is caused by Major Tenant Trigger Event - Bankruptcy, no Event of Default has occurred and is continuing and no other uncured Cash Sweep Event exists, (A) the date which is thirty (30) days after the date that Major Tenant, or the trustee, if applicable, has affirmed the Major Tenant’s Lease and Major Tenant is in occupancy and paying full contractual unabated post-petition rent without right of offset or free rent credit and has delivered to Lender a tenant estoppel reasonably acceptable to Lender, or (B) the date that Borrower has entered into one or more replacement Leases or Major Tenant has entered into one or more subleases, in each case with a Tenant or Tenants acceptable to Lender in its reasonable discretion (with respect to replacement leases), for a rental rate and term acceptable to Lender in its reasonable discretion, and, with respect to replacement leases, containing such other terms and conditions substantially similar or superior to the terms which were applicable to such space under the Major Tenant Lease as of the closing of the Loan or as otherwise reasonably acceptable to Lender, and such replacement Tenant or Tenants and/or Major Tenant has delivered to Lender a tenant estoppel reasonably acceptable to Lender (provided, however, in the event of one or more subleases by Major Tenant, Major Tenant shall remain fully liable for all of the obligations under the Major Tenant Lease) confirming that such replacement Tenant or Tenants and/or Major Tenant are collectively in occupancy of not less than 80% of the net leaseable area of the Major Tenant Premises, are obligated to pay full contractual rent without right of offset or free rent credit, and have made their first monthly rental payment;

(ii)      if the Cash Sweep Event is caused by the occurrence of a Major Tenant Trigger Event - Vacation, no Event of Default has occurred and is continuing and no other uncured Cash Sweep Event exists, (A) the date which is thirty (30) days after the date that Major Tenant is in occupancy of not less than 80% of the net leaseable area of the Major Tenant Premises, is obligated to pay full contractual rent without right of offset or free rent credit, is open for business, has made its next due monthly rental payment, and has delivered to Lender a tenant estoppel reasonably acceptable to Lender, or (B) the date that Borrower has entered into one or more replacement Leases or Major Tenant has entered into one or more subleases, in each case with a Tenant or Tenants acceptable to Lender in its reasonable discretion (with respect to replacement leases) for a rental rate and term acceptable to Lender in its reasonable discretion, and, with respect to replacement leases, containing such other terms and conditions substantially similar or superior to the terms which were applicable to such space under the Major Tenant Lease as of the closing of the Loan or as otherwise reasonably acceptable to Lender, and such replacement Tenant or Tenants and/or Major Tenant has delivered to Lender a tenant estoppel reasonably acceptable to Lender (provided, however, in the event of one or more subleases by Major Tenant, Major Tenant shall remain fully liable for all of the obligations under the Major Tenant Lease) confirming that such replacement Tenant or Tenants and/or Major Tenant are collectively in occupancy of 80% of the portion of the Property covered by the Major Tenant Lease, are obligated to pay full contractual rent without right of offset or free rent credit, and have made their first monthly rental payment.

“Major Tenant Lease” means that certain Lease Agreement with an effective date of December 19, 2011, between Intellicenter Tampa Investments LLP, a Delaware limited liability company (predecessor to Borrower)], as landlord, and Major Tenant, as tenant, as the same may have been amended, modified, renewed and/or restated, or, if applicable, replaced in connection with any replacement of the Major Tenant Lease.

“Major Tenant Premises” means the entire space at the Property leased pursuant to the Major Tenant Lease as of the Closing Date.

“Major Tenant Rollover Reserve Account” has the meaning set forth in Section 7.8.1 hereof.

“Major Tenant Rollover Reserve Fund” has the meaning set forth in Section 7.8.1 hereof.

“Major Tenant Trigger Event” means the occurrence of a (a) Major Tenant Trigger Event – Bankruptcy, or (b) Major Tenant Trigger Event – Vacation.

“Major Tenant Trigger Event - Bankruptcy” means any Bankruptcy Action of any Major Tenant.

“Major Tenant Trigger Event - Vacation” means the earlier to occur of (a) the date that any Major Tenant gives a notice that it intends to cease all substantial business operations at its Major Tenant Premises, i.e. to “go dark”, or vacate or abandon substantially all of its Major Tenant Premises, which notice is not thereafter rescinded, or (b) the date that any Major Tenant ceases all substantial business operations at its Major Tenant Premises, i.e. “goes dark”, or vacates or abandons substantially all of its Major Tenant Premises.

“Management Agreement” means the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” means Cassidy Turley Commercial Real Estate Services, Inc., d/b/a Cushman and Wakefield, a Missouri corporation, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” means to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of Borrower, or admit in writing Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate Borrower.

“Maturity Date” means October 1, 2025, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” has the meaning set forth in Section 7 of the Note.

“Monthly Debt Service Payment Amount” means individually and collectively, as the context may require, any Interest Only Monthly Payment and any Amortizing Monthly Payment.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley Premises” means the entire space at the Property occupied by Morgan Stanley Smith Barney financing LLC pursuant to its Lease as of the Closing Date.

“Morgan Stanley Reserve Account” has the meaning set forth in Section 7.7.1 hereof.

“Morgan Stanley Reserve Deposit” has the meaning set forth in Section 7.7.1 hereof.

“Morgan Stanley Reserve Fund” has the meaning set forth in Section 7.7.1 hereof.

“Net Cash Flow” means, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” has the meaning set forth in Section 6.4(b)(vi) hereof.

“Note” means that certain Promissory Note, dated the date hereof, in the principal amount of $33,562,500.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“OFAC” has the meaning set forth in Section 10.25 hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Original Principal Amount” means $33,562,500.00.

“Other Charges” means all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” has the meaning as set forth in the Security Instrument.

“Outstanding Principal Balance” or “OPB” means the portion of the Original Principal Amount that remains outstanding from time to time

“Payment Date” means, as applicable, an Interest Only Payment Date or an Amortizing Payment Date.

“Permitted Encumbrances” means, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s discretion, (e) such other Liens, encumbrances and other matters that are expressly permitted to exist in accordance with the terms and conditions of the Loan Documents, which Permitted Encumbrances, individually or in the aggregate, do not materially interfere with the current use or operation of the Property or the security intended to be provided by the Security Instrument or with the current ability of the Property to generate Net Cash Flow sufficient to service the Loan or Borrower’s ability to pay its obligations under the Loan Documents when they become due.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)        obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)       Federal Housing Administration debentures;

(iii)      obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)      federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)       fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)      debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)     commercial paper (including both non interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating;

provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)    units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)      any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Par Prepayment Date” means July 2, 2025.

“Permitted Transfer” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Additional Permitted Transfer, and (d) all other Transfers or transfers that are expressly permitted under the terms and conditions of this Agreement or the other Loan Documents.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in the granting clause of the Security Instrument.

“Policies” has the meaning specified in Section 6.1(b) hereof.

“Policy” has the meaning specified in Section 6.1(b) hereof.

“Prepayment Date” has the meaning specified in Section 9(b) of the Note.

“Principal” means the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or managing member of Borrower, if Borrower is a limited liability company.

“Property” means the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Security Instrument and referred to therein as the “Property.”

“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Principal or Guarantor or, solely to the extent prepared on behalf of Borrower, by Manager.

“Qualified Manager” means either (a) Manager, Tower Realty Asset Management, Inc., Tower Realty Partners, Inc., CBRE, Inc. or Jones Lang LaSalle; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) that (i) possesses adequate experience in managing properties similar in size, scope, use and value as the Property, (ii) has a reasonably acceptable reputation for property management, (iii) is, at the time it manages the Property, managing similar office space in the submarket in which the Property is located and (iv) is not a debtor in bankruptcy or similar proceedings, provided, that, if required under the operative documents in connection with any Securitization, Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that management of the Property by such entity will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (ii) in the event such entity is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Qualified Transferee” has the meaning set forth in Section 5.2.10(h) hereof.

“Rating Agencies” means each of S&P, Moody’s, Fitch, and Morningstar Credit Ratings, LLC, or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Recognized Stock Exchange” has the meaning set forth in Section 5.2.10(i) hereof.

“REIT” has the meaning set forth in Section 5.2.10(g) hereof.

“REIT Share Transfer” has the meaning set forth in Section 5.2.10(i) hereof.

“REIT Shares” has the meaning set forth in Section 5.2.10(i) hereof.

“Related Entities” has the meaning set forth in Section 5.2.10(e) hereof.

“Release” means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” includes any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the Code, the non-imposition of any tax on such REMIC Trust under the Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the Code)).

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” means, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, payments (including payments in connection with the exercise of any purchase option or termination rights), deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, including charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to the Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, if required by under the operative documents in connection with any Securitization, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the

Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” has the meaning set forth in Section 7.3.1 hereof.

“Replacements” has the meaning set forth in Section 7.3.1 hereof.

“Reserve Funds” means, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, the Major Tenant Rollover Reserve Fund, the Morgan Stanley Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” means the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” means collectively, (a) Borrower, Principal, any Guarantor, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, or any direct or indirect legal or beneficial owner who Controls Borrower, Principal, any Guarantor, any Affiliated Manager or any non-member manager.

“Rollover Reserve Account” has the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Fund” has the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Letter of Credit” means, an unconditional irrevocable letter of credit, together with any related documentation required by Lender, an amount equal to $525,000.00 minus the then current balance of the Rollover Reserve Account, issued by an institution reasonably acceptable to Lender and otherwise in form and substance reasonably acceptable to Lender. The Letter of Credit (a) shall have a term expiring not earlier than twelve (12) months from the date of its issuance, (b) shall provide that it is transferable by Lender and its successors at no cost to them, and that the issuer of the Letter of Credit will look solely to Borrower for any transfer costs or fees, (c) shall provide for partial draws thereon, and (d) shall not include any requirements or conditions for draws other than Lender’s written or in person demand therefor. Not less than thirty (30) days prior to the expiration date of the Letter of Credit then held by Lender hereunder, Borrower shall deposit with Lender a replacement Letter of Credit complying with the requirements of this paragraph or provide Lender with evidence reasonably satisfactory to Lender that the expiration date of the existing Letter of Credit has been extended an additional twelve (12) months. Borrower’s failure to provide to Lender such replacement cash or replacement or extension of the letter of credit as required by the immediately prior sentence shall allow Lender to draw the entire remaining proceeds thereof and deposit the same in the Rollover Reserve Account. Borrower will pay all costs associated with the initial issuance of any re-issuance of the Letter of Credit as provided hereunder, or associated with any modification or re-issuance of the Letter of Credit, now or in the future, in connection with any transfer of the Loan by Lender, in connection with any Securitization or otherwise. Upon such transfer, Borrower agrees that Lender is released from all liability in respect of the Letter of Credit, and that Borrower shall look solely to the transferee with respect to all matters relating to the Letter of Credit.

“Rollover Reserve Monthly Deposit” has the meaning set forth in Section 7.4.1 hereof.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Securities” has the meaning set forth in Section 9.1 hereof.

“Securitization” has the meaning set forth in Section 9.1 hereof.

“Security Agreement” has the meaning set forth in Section 2.5.1(a)(v) hereof.

“Security Instrument” means, that certain first priority Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” has the meaning set forth in Section 8.2(c) hereof.

“Significant Lease” means a Lease which (i) when aggregated with all other Leases at the Property with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, is expected to cover more than 15,000 rentable square feet, (ii) contains an option or preferential right to purchase all or any portion of the Property, (iii) is with an Affiliate of Borrower as Tenant, or (iv) is entered into during the continuance of an Event of Default or Cash Sweep Period.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (B) in the case of a Principal, acting as a general partner of the limited partnership that owns the Property or as member of the limited liability company that owns the Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to (A) the acquisition, development, ownership, management or operation of the Property, or (B) in the case of a Principal, acting as general partner of the limited partnership that owns the Property or acting as a member of the limited liability company that owns the Property, as applicable;

(iii) has not owned and shall not own any real property other than, in the case of Borrower, the Property;

(iv) does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Property and personal property necessary or incidental to its ownership and operation of the Property or (B) in the case of a Principal, its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Property and personal property necessary or incidental to its ownership of such interests;

(v) has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of a Principal, any transfer of its partnership or membership interests;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) holds a direct interest as general partner in the limited partnership of not less than one percent (1.0%); and (C) has one (1) Independent Director;

(viii) if such entity is a corporation, has and shall have at least one (1) Independent Director, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a Principal, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless one (1) Independent Director shall have participated in such vote and shall have voted in favor of such action;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that directly owns at least one percent (1.0%) of the equity of the limited liability company; and that has at least one (1) Independent Director;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least one (1) Independent Director serving as a manager of such company, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action, either with respect to itself or, if the company is a Principal, with respect to Borrower, in each case unless one (1) Independent Director then serving as a manager of the company shall have participated consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of one (1) Independent Director of itself or without the consent of a Principal that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii) has at all times been and shall at all times intend to remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets, to the extent of sufficient liquid assets, as the same shall become due, and has maintained and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii) holds itself out as a legal entity, separate and apart from any other person or entity, has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx) has paid and shall pay, to the extent of sufficient liquid assets, its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii) has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(xxiii) if such entity is the “Borrower” hereunder, shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed 2% of the amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement or, if such entity is the Principal hereunder, shall have no other Indebtedness other than unsecured trade payable or accrued expenses incurred in the ordinary course of business related to the ownership of the interest in the Borrower that is not evidenced by a promissory note and is due and payable within sixty (60) days after the date incurred and which in no event exceeds $20,000.00;

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii) other than capital contributions, loans and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it if its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that a Principal may acquire and hold its interest in Borrower;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents;

(xxxix) has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true; and

(xl) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts.

“State” means, the State or Commonwealth in which the Land or any part thereof is located.

“Survey” means that certain survey of the Property prepared by Extreme Surveying of Florida, Inc., as Job No. 0610-100-095, and delivered to Lender in connection with the closing of the Loan, or, if applicable, any subsequent survey of the Property prepared by a surveyor reasonably satisfactory to Lender and containing a certification reasonably satisfactory to Lender.

“Tax and Insurance Escrow Fund” has the meaning set forth in Section 7.2 hereof.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Threshold Amount” has the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” means the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“Transfer” has the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” has the meaning set forth in Section 5.2.10(e) hereof.

“Transferee’s Principals” means collectively, (A) Transferee’s managing members, general partners or principal shareholders (to the extent such parties Control Transferee) and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic, voting interest, and Control rights in Transferee.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State in which the Property is located.

“U.S. Obligations” means non redeemable, non prepayable, non callable securities evidencing an obligation to timely pay principal or interest in a full and timely manner that constitute “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

Section 1.2     Principles of Construction. The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise clearly requires:

(a)        any pronoun used herein shall be deemed to cover all genders, and words importing the singular number shall mean and include the plural number, and vice versa;

(b)        the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”;

(c)        an Event of Default shall “continue” or be “continuing” or “exist” or be “existing” until (A) with respect to a monetary Event of Default, (x) the total amount then due and payable by Borrower (including all penalties and interest thereon pursuant to the terms and conditions hereof) shall be paid in full to Lender or (y) such Event of Default has otherwise been waived in writing by Lender, or (B) with respect to a non-monetary Event of Default, such Event of Default has been waived in writing by Lender or has otherwise been cured to the reasonable satisfaction of Lender;

(d)        no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document;

(e)        the cover page (if any) of, all recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated herein;

(f)        all references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified;

(g)        all uses of the words “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to” unless the context shall indicate otherwise;

(h)        unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(i)        unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II - GENERAL TERMS

Section 2.1      Loan Commitment; Disbursement to Borrower.

2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2    Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3    The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument and the other Loan Documents.

2.1.4    Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2      Interest Rate.

2.2.1    Interest Rate. Interest on the Outstanding Principal Balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement or in the Note from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2    Interest Calculation. Interest on the Outstanding Principal Balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the then Outstanding Principal Balance of the Loan. Borrower acknowledges that the calculation method for interest described herein results in a higher effective interest rate than the numeric Interest Rate and Borrower hereby agrees to this calculation method.

2.2.3    Default Rate. Upon the occurrence and during the continuance of an Event of Default (including the failure of Borrower to make full payment of the Debt on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the Outstanding Principal Balance at the Default Rate. Interest shall accrue and be payable at the Default Rate from the occurrence of an Event of Default until all Events of Default have been waived in writing by Lender, or the cure thereof accepted by Lender in its reasonable discretion, or, with respect to any monetary Events of Default, all amounts due Lender (together will all applicable interest and penalties) on account of such monetary Events of Default shall be paid in full to Lender. Such accrued interest, to the extent unpaid, shall be added to the Outstanding Principal Balance, and interest shall accrue thereon at the Default Rate until fully paid. Such accrued interest shall be secured by the Security Instrument and other Loan Documents. Borrower agrees that Lender’s right to collect interest at the Default Rate is given for the purpose of compensating Lender at reasonable amounts for Lender’s added costs and expenses that occur as a result of Borrower’s Event of Default and that are difficult to predict in amount, such as increased general overhead, concentration of management resources on problem loans, and increased cost of funds. Lender and Borrower agree that Lender’s collection of interest at the Default Rate is not a fine or penalty, but is intended to be and shall be deemed to be reasonable compensation to Lender for increased costs and expenses that Lender will incur if there occurs an Event of Default hereunder. Collection of interest at the Default Rate shall not be construed as an agreement or privilege to extend the Maturity Date or to limit or impair any rights and remedies of Lender under any Loan Documents. If judgment is entered on the Note, interest shall continue to accrue post-judgment at the greater of (a) the Default Rate or (b) the applicable statutory judgment rate.

2.2.4      Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which is in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3      Loan Payment. Payments of principal, interest, and Late Charges (as defined in the Note) shall be made as provided in the Note.

Section 2.4      Prepayments. Except as provided in Section 9 of the Note, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

Section 2.5      Intentionally Deleted.

Section 2.6      Release of Property. Except as set forth in this Section 2.6, no repayment, prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument on the Property.

2.6.1    Release of Property. (a) If Borrower has the right to and has elected to prepay in full the Loan in accordance with this Agreement and the Note, upon satisfaction of the requirements of Section 2.4 and Section 9 of the Note, as applicable, and this Section 2.6, either (x) all of the Property shall be released from the Lien of the Security Instrument, or (y) Lender shall cooperate with Borrower, at Borrower’s cost, to assign the Security Instrument and other relevant Loan Documents to such new lender as is designated by Borrower.

(b)        In connection with the release of the Security Instrument, Borrower shall submit to Lender, not less than ten (10) days prior to the Prepayment Date, either (x) a release of Lien (and related Loan Documents) for the Property, or (y) such assignment documents, satisfactory to Lender in its discretion, as are required to transfer and assign the Note, the Security Instrument and any related loan documents to a new lender designated by Borrower in lieu of discharging the Note and satisfying the Security Instrument and related loan documents, for execution by Lender. Such release or assignment documents shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing or assigning lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, together with an Officer’s Certificate certifying that such documentation (i) is, to the actual knowledge of officer signing such Officer’s Certificate, in compliance with all applicable Legal Requirements, and (ii) will effect such releases or transfers and assignments in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any reasonable and documented out-of-pocket costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses for outside counsel) and Borrower shall pay, in connection with such release or assignment documents, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, a processing fee in an amount determined by Lender or Servicer in its reasonable discretion, not to exceed the customary amount typically charged by such Servicer in connection therewith.

Section 2.7    Clearing Account/Cash Management.

2.7.1    Clearing Account. (a) During the term of the Loan, Borrower shall establish and maintain an Eligible Account (the “Clearing Account”) with Clearing Bank for the benefit of Lender, which Clearing Account shall be under the sole dominion and control of Lender. The Clearing Account shall be entitled in the name of Borrower for the benefit of Lender. Borrower hereby grants to Lender a security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof and shall take (or shall authorize Lender to take) all actions reasonably necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account. All reasonable and customary costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower. All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Debt. The Clearing Account Agreement and Clearing Account shall remain in effect until the Loan has been repaid in full.

(b)        Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Clearing Account within two (2) Business Days after receipt thereof. Until so deposited, all Rents received by Borrower or Manager shall be held in trust for the benefit of Lender and shall not be commingled with any other funds or property of Borrower or Manager.

(c)        Borrower shall obtain from Clearing Bank its agreement to transfer on each Business Day all amounts on deposit in the Clearing Account at the direction of Borrower unless a Cash Sweep Period is in effect, in which case such funds shall be transferred to the Cash Management Account.

(d)        Upon the occurrence and during the continuance of an Event of Default or any Bankruptcy Action of Borrower or Manager, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Clearing Account to the payment of the Debt in any order in its discretion..

(e)        The Clearing Account shall not be commingled with other monies held by Borrower, Manager or Clearing Bank.

(f)        Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)        Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and the reasonable and documented out-of-pocket costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses for outside counsel) arising from or in any way connected with the Clearing Account or the Clearing Account Agreement (unless arising from the gross negligence, willful misconduct, or bad faith of Lender) or the performance of the obligations for which the Clearing Account was established.

(h)        Upon (i) Clearing Bank ceasing to be an Eligible Institution, (ii) the Clearing Account ceasing to be an Eligible Account, (iii) any resignation by Clearing Bank or termination of the Clearing Account Agreement by Clearing Bank or Lender in accordance with the terms and conditions of the Loan Documents or (iv) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s written request, (A) terminate the existing Clearing Account Agreement, (B) appoint a new Clearing Bank (which such Clearing Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and reasonably approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (C) cause such Clearing Bank to open a new Clearing Account (which such account shall be an Eligible Account) and enter into a new Clearing Account Agreement with Lender on substantially the same terms and conditions as the previous Clearing Account Agreement and (D) send any notices required pursuant to the terms hereof relating to such new Clearing Account Agreement and Clearing Account. Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 2.7.1 in the name of Borrower in the event Borrower fails to do the same as required hereunder. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

2.7.2    Cash Management Account. (a) Upon the occurrence of a Cash Sweep Event, a segregated Eligible Account (the “Cash Management Account”) shall be established and maintained with Agent in Borrower’s name for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and shall take (or shall authorize Lender to take) all actions reasonably necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including filing UCC-1

Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all reasonable and customary costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

 (b)        The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)        All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default or any Bankruptcy Action of Borrower or Manager may be applied by Lender in such order and priority as Lender shall determine.

(d)        Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.7.3    Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE III - CONDITIONS PRECEDENT

Section 3.1    Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower, in all material respects, or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender. Lender’s funding of the Loan (or any part thereof) to Borrower on the Closing Date or thereafter shall be conclusive evidence of the satisfaction or waiver of all conditions precedent to Lender’s obligation to make the Loan hereunder.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

Section 4.1    Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1    Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the jurisdiction in which the Property is located and each other jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The direct and indirect ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2    Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.1.3    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach, in any material respect, of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor will such action result in any material violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4    Litigation. Borrower has received no written notice of any actions, suits or proceedings at law or in equity, arbitrations, or governmental investigations by or before any Governmental Authority or other agency now pending, filed, or, to Borrower’s actual knowledge, threatened against or affecting Borrower, Guarantor, Principal or the Property, which actions, suits or proceedings, or governmental investigations, if determined against Borrower, Guarantor, Principal or the Property, would materially adversely affect (a) title to the Property; (b) the validity or enforceability of the Security Instrument; (c) Borrower’s ability to perform under the Loan; (d) Guarantor’s ability to perform under the Guaranty; (e) the use, operation or value of the Property; (f) the principal benefit of the security intended to be provided by the Loan Documents; (g) the current ability of the Property to generate Net Cash Flow sufficient to service the Loan; or (h) the current principal use of the Property.

4.1.5    Agreements. Borrower is not a party to any agreement or instrument or, to Borrower’s actual knowledge, subject to any restriction which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. To its actual knowledge, Borrower is not in default, beyond any applicable notice and cure period, in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which, to its actual knowledge, Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which, to its actual knowledge, Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6    Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as may be expressly permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7    Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total known liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s total known liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe, as of the date hereof, that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or Principal in the last seven (7) years, and neither Borrower nor Principal in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Principal are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no actual knowledge of any Person contemplating the filing of any such petition against it or Principal.

4.1.8    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can reasonably foresee, would reasonably be expected to materially adversely affect, the Property or the business, operations or financial condition of Borrower.

4.1.9    No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including the exercise by Lender of any of its rights under the Loan Documents.

4.1.10  Compliance. Except as otherwise set forth in the Environmental Report, Title Insurance Policy, any property condition report or zoning report delivered to Lender by or on behalf of Borrower in connection with the Loan, Borrower and, to Borrower’s knowledge, the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes. To Borrower’s knowledge, it is not in material default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To Borrower’s knowledge, there has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Except as otherwise set forth in the Environmental Report, Title Insurance Policy, any property condition report or zoning report delivered to Lender in connection with the Loan, to the knowledge of the Borrower, on the Closing Date, the Improvements at the Property were in material compliance with applicable law.

4.1.11  Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances or as otherwise permitted pursuant to the terms and conditions of the Loan Documents, Borrower does not have any contingent liabilities, liabilities for delinquent taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current operation thereof, except as referred to or reflected in said financial statements or otherwise disclosed to Lender in writing. Since the date of such financial statements, there has been no material adverse change in the financial condition or business of Borrower from that set forth in said financial statements.

4.1.12  Condemnation. To Borrower’s knowledge, no Condemnation or other similar proceeding has been commenced or is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13  Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14  Utilities and Public Access. Except as otherwise disclosed in the Survey or the Title Insurance Policy, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. Except as otherwise disclosed in the Survey or the Title Insurance Policy, all public utilities necessary or convenient to the full use and enjoyment of the Property for its current use are located either in the public right of way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. Except as otherwise disclosed in the Survey or the Title Insurance Policy, all roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15  Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16  Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17  Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18  Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19  No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20  Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies (or other evidence reasonably acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies, and to the actual knowledge of Borrower, neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21  Use of Property. The Property is used primarily for office purposes and other appurtenant, related, and incidental uses.

4.1.22  Certificate of Occupancy; Licenses. All certifications, permits, franchises, licenses, consents, authorizations, and approvals, including, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23  Flood Zone. Except as otherwise set forth in the Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a) is in full force and effect with respect to the Property.

4.1.24  Physical Condition. Except as otherwise set forth in the Environmental Report or property condition report delivered to Lender in connection with the Loan, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25  Boundaries. Except as otherwise set forth in the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26  Leases. The Property is not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all material respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases; subject, however, to the rights therein granted to Lender pursuant to the Loan Documents. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, to Borrower’s actual knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Except with respect to security deposits, no Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. No Tenant listed on Schedule I has assigned its Lease or sublet all or any material portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27  Survey. To Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28  Inventory. Except as otherwise expressly set forth in the Leases, Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Security Instrument) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29  Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements have been paid or adequate arrangements have been made for the payment thereof promptly following the Closing Date. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Instrument, have been paid or adequate arrangements have been made for the payment thereof promptly following the Closing Date.

4.1.30  Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity and (ii) Principal is, shall be and shall continue to be a Special Purpose Entity.

(b)        The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any of the Debt remains payable to Lender under this Agreement or any other Loan Document.

(c)        Intentionally omitted.

(d)        Any and all of the stated facts and assumptions made in any Insolvency Opinion, including any exhibits attached thereto, will have been and shall be true and correct in all material respects, and Borrower and Principal will have complied and will comply, in all material respects, with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and shall comply, in all material respects, with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding material compliance with the facts and assumptions made therein.

(e)        Borrower covenants and agrees that Borrower shall provide Lender with thirty (30) days’ prior written notice prior to any removal of an Independent Director of any of Borrower or Principal.

4.1.31  Management Agreement. The Management Agreement is in full force and effect and, to the actual knowledge of Borrower, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

4.1.32  Illegal Activity. No portion of any proceeds used by Borrower to acquire the Property are the proceeds of any illegal activity.

4.1.33  No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are, to Borrower’s knowledge, true, complete and correct in all material respects. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts actually known to Borrower and has not failed to disclose any material fact actually known to Borrower that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34  Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35  Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36  Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower’s state of organization is as set forth in the introductory paragraph of this Agreement.

4.1.37  Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), (a) to Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under the Property and no Hazardous Substances have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), and (ii) de minimis amounts necessary to operate the Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law; (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to the Property; (d) to Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written notice or other communication from any Person (including a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; (f) Borrower has truthfully and fully disclosed to Lender, in writing (including the Environmental Report), any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including any reports relating to Hazardous Substances in, on, under or from the Property or to the environmental condition of the Property; and (g) there are no Institutional Controls on or affecting the Property.

4.1.38  Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a)        This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Clearing Account and Cash Management Account in favor of Lender, which security interest is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account or Cash Management Account;

(b)        Each of the Clearing Account and Cash Management Account constitutes a “deposit account” or “securities account” within the meaning of the Uniform Commercial Code);

(c)        Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Clearing Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)        The Clearing Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Clearing Bank and Agent complying with instructions with respect to the Clearing Account and Cash Management Account from any Person other than Lender; and

(e)        The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated or superseded prior to the date hereof or will be duly terminated or superseded promptly following the Closing Date.

Section 4.2     Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any of the Debt remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V - BORROWER COVENANTS

Section 5.1     Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, authorizations, and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including all regulations, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall never knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit or knowingly permit to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the

Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall from time to time, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements. Borrower shall give prompt notice to Lender of the receipt by Borrower of any written notice related to a violation of any Legal Requirements affecting the Property or Borrower and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements affecting the Property or Borrower. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a material default thereunder (beyond applicable notice and cure periods) and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost prior to the final determination of such proceeding; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as reasonably necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2    Taxes and Other Charges. Borrower shall pay, prior to delinquency, all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof, in which event Lender shall pay all such Taxes and Other Charges prior to delinquency in accordance with the terms and conditions hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes and Other Charges if such Taxes or Other Charges have been paid by Lender pursuant to Section 7.2 hereof and Lender has received receipts from the relevant taxing authority). Subject to Borrower’s right to contest Liens and other charges to the extent expressly set forth in the Loan Documents, Borrower shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall pay, prior to delinquency, for all utility services provided to the Property, except for utility services billed directly to the Tenants. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a material default thereunder beyond applicable notice and cure periods and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost prior to the final determination of such proceeding; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith, determined to be due; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (vi) Borrower shall have set aside reasonably adequate reserves for the payment of the Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the Taxes under protest; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established or the Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Security Instrument being primed by any related Lien.

5.1.3    Litigation. Promptly after becoming aware of the same, Borrower shall give written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower or Guarantor which, if adversely determined, would reasonably be expected to materially adversely affect Borrower’s or Guarantor’s financial condition or the operation of the Property.

5.1.4    Access to Property. Subject to the rights of the Tenants under their Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5    Notice of Default. Promptly after becoming aware of the same, Borrower shall give written notice to Lender of any material adverse change in Borrower’s or Guarantor’s financial condition or existence of any continuing Event of Default.

5.1.6    Cooperate in Legal Proceedings. Borrower shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7    Perform Loan Documents. Borrower shall observe, perform and satisfy, in all material respects, all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower, except as permitted pursuant to the express terms and conditions of the Loan Documents, without the prior written consent of Lender.

5.1.8    Award and Insurance Benefits. Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable and documented out-of-pocket expenses incurred in connection therewith (including attorneys’ fees and disbursements for outside counsel, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)        furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)        execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)        do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10  Principal Place of Business, State of Organization. Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s corporate or partnership or other structure (except as otherwise expressly permitted under Section 5.2.10 hereof) unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned, or delayed. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be reasonably necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11  Financial Reporting. (a) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable and documented out-of-pocket costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be reasonably necessary or appropriate in the protection of Lender’s interest.

(b)        Borrower shall furnish to Lender annually, within hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements and prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property, an annual rent roll and a balance sheet for Borrower, all of the forgoing to be accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Property in all material respects. If Borrower consists of more than one entity, said financial statements shall be in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Individual Properties on a combined basis. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include amounts representing annual net operating income, Net Cash Flow, gross income, and operating expenses. Borrower shall also furnish to Lender annually, within fifteen (15) days after the same has been filed, a complete copy of the audited Annual Report (Form 10-K) of the REIT.

(c)        Borrower shall furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar quarter the following items, accompanied by an Officer’s

Certificate stating that such items are true, correct, accurate, and complete, in all material respects, and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct, in all material respects, as of the date of such certificate.

(d)        Until the earlier of Securitization or twelve (12) months after the date of this Agreement, Borrower shall furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month, all of the following items with respect to the previous calendar month, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete, in all material respects, and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (A) a rent roll for the subject month; (B) monthly operating statement(s) of the Property; and (C) year-to-date operating statement(s) of the Property.

(e)        Intentionally omitted.

(f)        Upon request, Borrower and its affiliates shall furnish to Lender a listing of all security deposits held in connection with any Lease of any part of the Property, including the name of the Tenant to which each such security deposit applies.

(g)        For each Fiscal Year commencing after the Closing Date, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”). If Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, Other Charges and any other Operating Expenses for which the annual costs thereof are reasonably ascertainable.

(h)        If Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

(i)        Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, provided that Borrower shall not be obligated to deliver such information more than once in any calendar year, except during the existence of an Event of Default.

(j)        Borrower shall furnish to Lender, within (x) ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible) or (y) such longer period in which the applicable Tenant has to respond to such a request under its Lease, financial information from any Tenant designated by Lender (to the extent such financial information is required to be provided under the applicable Lease and same is received by Borrower after request therefor), provided that Borrower shall not be obligated to deliver such information with respect to each Tenant more than once in any calendar year, except during the existence of an Event of Default.

(k)        Borrower shall cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor: (i) if such Guarantor is an entity, financial statements, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Guarantor in all material respects, or (ii) if such Guarantor is an individual, a signed personal financial statement in a form reasonably satisfactory to Lender.

(l)        Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on compact disk, flash drive, or other reasonably reliable portable storage media, which may be delivered in secured or encrypted format and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files), which may be delivered in secured or encrypted format. Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with and solely to the extent reasonably required for the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12  Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing in the jurisdiction in which the Property is located and the jurisdiction of its formation. Borrower shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13  Title to the Property. Borrower shall warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses or damages, and reasonable and documented out-of-pocket costs or expenses (including reasonable attorneys’ fees and expenses for outside counsel) actually incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14  Costs of Enforcement. In the event (a) that the Security Instrument encumbering the Property is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable and documented out-of-pocket costs of collection and defense, including reasonable attorneys’ fees and expenses for outside counsel, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15  Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) to the knowledge of Borrower, the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the terms of payment and Maturity Date, (v) the date installments of interest or principal were last paid, (vi) that, except as provided in such statement, there are no Defaults or Events of Default under this Agreement or any of the other Loan Documents, (vii) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect (except as otherwise provided) and (provided the Property is not a residential multifamily property) have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations secured hereby, the Property or the Security Instrument.

(b)       Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably acceptable to Lender (it being agreed that an estoppel certificate in the form provided as of the closing of the Loan shall be deemed acceptable to Lender) provided that Borrower shall not be required to deliver such certificates more frequently than (i) two (2) times in any calendar year prior to Securitization, and (ii) one (1) time in any calendar year following Securitization.

5.1.16  Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17  Intentionally Omitted.

5.1.18  Confirmation of Representations. Upon the request of Lender, Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy, in all material respects, of all representations made by Borrower in the Loan Documents (or disclosing any materially inaccurate representations) as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Principal and Guarantor as of a date that is no more than thirty (30) days prior to the Securitization.

5.1.19  Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower or any other Person claiming by, through, or under Borrower, shall be in compliance, in all material respects, with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), and (B) de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement and the Leases which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including providing all relevant information and making knowledgeable persons available for interviews; (vi) intentionally omitted; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made if Lender has a reasonable basis to believe that an environmental hazard exists on the Property in order to: (A) reasonably effectuate Remediation of any condition (including a Release of a Hazardous Substance) in, on, under or from the Property; (B) comply with any applicable Environmental Law; (C) comply with any written directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower shall not do, and shall utilize commercially reasonable efforts to ensure that no Tenant or other user of the Property does, any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes material physical waste, or violates, in any material respect, any covenant, condition, agreement or easement applicable to the Property; (ix) immediately upon Borrower becoming aware of the same, Borrower shall notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any material non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or threatened Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice or other communication of which Borrower becomes aware from any source whatsoever (including a governmental entity) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section; (x) Borrower shall not install, use, generate, manufacture, store, treat, release or dispose of, nor knowingly permit the installation, use, generation, storage, treatment, release or disposal of, any Hazardous Substances (except de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement and the Leases which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law) on, under or about the Property, and all uses and operations on or of the Property, whether by Borrower or any other person or entity claiming by, through, or under Borrower, shall be in compliance, in all material respects, with all Environmental Laws and permits issued pursuant thereto; (xi) Borrower shall not make any change in the use or condition of the Property which (A) would reasonably be expected to lead to the presence on, under or about the Property of any Hazardous Substances which is not in accordance with any applicable Environmental Law, or (B) would require, under any applicable Environmental Law, notice be given to or approval be obtained from any governmental agency in the event of a transfer of ownership or control of the Property, in each case without the prior written consent of Lender; (xii) Borrower shall not allow any Institutional Control on or to affect the Property; and (xiii) Borrower shall take all acts reasonably necessary to preserve its status, if applicable, as an “innocent landowner,” “contiguous property owner,” or “prospective purchaser” as to the Property and as those terms are defined in CERCLA; provided, however, that this covenant does not limit or modify any of Borrower’s other duties or obligations under this Agreement.

(b)       If Lender has a reasonable basis to believe that an environmental hazard exists on the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s reasonable judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon not less than five (5) Business Days prior notice to Borrower, Lender and any other Person designated by Lender, including any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, subject to the rights of Tenants, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall reasonably cooperate with and provide Lender and any such Person designated by Lender with access to the Property, subject to the rights of Tenants and the foregoing notice requirements.

(c)       Intentionally omitted.

(d)       Intentionally omitted.

(e)       Borrower shall promptly perform all reasonably necessary remedial work in response to the presence of any Hazardous Substances on the Property, any violation of any Environmental Laws, or any claims or requirements made by any governmental agency or authority. All such work shall be conducted by licensed and reputable contractors pursuant to written plans approved by the agency or authority in question (if applicable), under proper permits and licenses (if applicable) with such insurance coverage as is customarily maintained by prudent property owners in similar situations. If the cost of the work exceeds $100,000, then Lender shall have the right of prior approval over the environmental contractor and plans, which shall not be unreasonably withheld, conditioned, or delayed. Subject to Borrower’s rights under the Security Instrument and this Agreement to contest costs and expenses for labor and materials, the costs and expenses of the remedial work shall be promptly paid by Borrower. In the event Borrower fails to undertake the remedial work, or fails to complete the same within a reasonable time period after the same is undertaken, and if Lender is of the good faith opinion that Lender’s security in the Property is materially jeopardized thereby, then Lender shall have the right to undertake or complete the remedial work itself. In such event all reasonable and documented out-of-pocket costs of Lender in doing so, including all fees and expenses of environmental consultants, engineers, attorneys, accountants and other professional advisors, shall become a part of the Loan and shall be due and payable from Borrower upon demand. Such amount shall be secured by the Loan Documents, and failure to pay the same within thirty (30) days following demand therefor shall be an Event of Default under the Loan Documents. In the event any Hazardous Substances are removed from the Property, either by Borrower or Lender, the number assigned by the United States Environmental Protection Agency to such Hazardous Substances shall be solely in the name of Borrower, and Borrower shall have any and all liability for such removed Hazardous Substances, except to the extent of any liability arising from the gross negligence, willful misconduct, or bad faith of Lender, its employees, or agents.

5.1.20 Leasing Matters. Any Significant Leases written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. All subleases related to, or any renewals or extensions of, any Significant Lease after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such Lender approval shall be required in connection with (a) any sublease by a Tenant under an existing Significant Lease pursuant to subleasing rights specifically set forth in such Significant Lease, or (b) any renewal or extension of an existing Significant Lease pursuant to the renewal or extension terms specifically set forth in such Significant Lease. Additionally, no Lender approval shall be required in connection with any renewal or extension of an existing Significant Lease on renewal or extension terms not specifically set forth in such Significant Lease, but which (I) is on the then existing form lease previously approved by Lender or another lease form approved by Lender, (II) provides for base rents equal to or in excess of ninety five (95%) percent of the per square foot paid by the applicable Tenant in the immediately preceding Lease year, (III) does not contain Inducement Costs (as hereinafter defined) paid or to be payable by Borrower in excess of the sum of the then current balance of the Rollover Reserve Fund plus any additional capital contributions made by the partners of Borrower that are specifically designated to be used, or are otherwise actually used, for such Inducement Costs. For purposes of this Section 5.1.20, “Inducement Costs” shall consist of free rent and Borrower contributions to tenant improvement costs. Upon request, Borrower shall furnish Lender with executed copies of all Leases. Other than as provided for herein, all renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates, shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents, shall provide that they are subordinate to the Security Instrument and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale, which subordination and attornment agreements by lessee may be subject to Lender delivering to such lessee a customary non-disturbance agreement that is reasonably acceptable to the parties thereto. Borrower (i) shall observe and perform, in all material respects, the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Significant Lease will be permitted without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned, or delayed; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases, in any material respect, in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a new Significant Lease of all or substantially all of the Property without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender.

Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any matters related to a Significant Lease, Lender shall have seven (7) Business Days from receipt of written request (which such written request shall include a copy of the proposed lease, market information relating to leases comparable to the proposed lease, financial information with respect to the proposed tenant to the extent in Borrower’s possession and such other relevant materials and information used by Borrower in connection with negotiation of the proposed Lease, and such information as is necessary to evidence that the proposed Lease satisfies the requirements of an acceptable Approved Replacement Lease), to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN SEVEN (7) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” In the event additional information is reasonably requested by Lender, Lender shall have five (5) Business Days from receipt of all additional requested information in which to approve or disapprove such applicable matter, notwithstanding the date of the original request. In the event that Lender fails to respond to the applicable matter in question within such time frame as set forth above, Borrower shall submit a second request for approval with respect to such matter in accordance with the above conditions, including marking the request in bold lettering as described above. In the event that Lender fails to respond to the applicable matter in question within five (5) Business Days from receipt of such second written request, Lender’s failure to respond shall constitute Lender’s deemed approval for all purposes related to the particular approval request. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender, including, without limitation, lease comparables and other market information as reasonably required by Lender.

5.1.21  Alterations. Borrower shall obtain Lender’s prior written consent to any material alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any material alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income, provided that such material alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (c) material alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. For purposes of this Section 5.1.21, an alteration shall be deemed to be “material” if: (i) such alteration affects any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (ii) the total anticipated cost of such alteration will be in excess of $250,000.00. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed $250,000.00 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, if required by under the operative documents in connection with any Securitization, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, if required by under the operative documents in connection with any Securitization, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22  Operation of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. If the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b)       Borrower shall: (i) promptly perform or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23  Embargoed Person. Borrower has performed and shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

Section 5.2      Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it shall not do, directly or indirectly, any of the following:

5.2.1    Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement, subject to Borrower’s foregoing right to replace the Manager; (iii) increase or consent to the increase of the amount of any management fees under the Management Agreement to an above-market rate, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b)       Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s discretion.

(c)       If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use that is otherwise permitted as a pre-existing nonconforming use, Borrower shall not cause or permit the nonconforming use or Improvement to be discontinued or abandoned without the express written consent of Lender.

5.2.2    Liens. Borrower shall not create, incur, assume or allow any Lien to exist on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances and subject to Borrower’s right to contest any such Lien in accordance with the terms and conditions of the Loan Documents.

5.2.3    Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to or incidental to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate, in any material respects, its organizational documents or its qualification and good standing in any jurisdiction, except to the extent permitted by the Loan Documents, or (e) cause Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate, in any material respects, the organizational documents of Principal except to the extent permitted by the Loan Documents, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4    Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned, or delayed.

5.2.7    No Joint Assessment. Borrower shall not allow, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8    Intentionally Omitted.

5.2.9    ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)       Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i)       Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)      Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii)     Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10  Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should an Event of Default occur in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b)       Without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned, or delayed, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or any interest of Borrower in the Loan or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Permitted Transfers, and (C) Permitted Encumbrances.

(c)       A Transfer shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents (except with respect to the security interest created under the Loan Documents); (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non managing membership interests or the creation or issuance of new non managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d)       Notwithstanding any contrary provisions of this Section 5.2.10 or anything else to the contrary contained in this Agreement or any other Loan Documents, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such Transfer shall result in the change of Control in a Restricted Party, and as a condition to each such Transfer, Lender shall receive not less than fifteen (15) days prior written notice of such proposed Transfer. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than fifteen (15) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies. In addition, at all times, the management team of City Office REIT Operating Partnership, L.P. must continue to Control Borrower and the Property. Borrower shall pay any and all reasonable and documented out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s counsel fees and disbursements and any fees and expenses of the Rating Agencies).

(e)       No Transfer of the Property and assumption of the Loan shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization. Except for such 120 day period, so long as no Event of Default exists and is then continuing, Lender shall not unreasonably withhold, condition, or delay its consent to a Transfer of the Property and assumption of the Loan provided that the following minimum conditions are satisfied:

(i)       Borrower shall pay Lender a transfer fee equal to one-half percent (0.50%) of the outstanding principal balance of the Loan at the time of such transfer;

(ii)       Borrower shall pay any and all reasonable and documented out-of-pocket costs incurred in connection with such Transfer (including Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii)     The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated experience in owning and operating properties similar in location, size, class and operation to the Property, which experience shall be reasonably determined by Lender;

(iv)      Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity acceptable to Lender;

(v)       Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any voluntary bankruptcy proceedings, or involuntary bankruptcy proceedings (except to the extent dismissed within ninety (90) days following the commencement thereof), made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi)      Transferee shall assume all of the obligations of Borrower under the Loan Documents, from and after the date of such assumption, in a manner reasonably satisfactory to Lender in all respects, including by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(vii)     There shall be no material adverse litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not acceptable to Lender;

(viii)    Transferee, Transferee’s Principals and Related Entities shall not have materially defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not acceptable to Lender in its reasonable discretion;

(ix)      Transferee and Transferee’s Principals must be able to satisfy, in all material respects, all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x)       If required by Lender, Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(xi)      Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender.

(xii)     Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policy issued on the date hereof and the Permitted Encumbrances;

(xiii)    The Property shall be managed by Qualified Manager pursuant to a Replacement Management Agreement;

(xiv)    Intentionally omitted; and

(xv)     Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer reasonably satisfactory in form and substance to Lender.

(f)         Notwithstanding any provision in this Section 5.2.10 to the contrary, limited partnership or membership interests, as applicable, in Borrower may be transferred without Lender’s consent and without application of the fee or any other requirements set forth in Section 5.2.10(e): (i) among limited partners or members, as applicable, of Borrower who are limited partners or members, as applicable, of Borrower as of the date of this Agreement (each a “Current Owner”), and (ii) to immediate family members (which shall be limited to a spouse, parent, child and grandchild (each, an “Immediate Family Member”)), of any Current Owner or to trusts formed for the benefit of Immediate Family Members of such Current Owner for bona fide estate planning purposes (each, an “Additional Permitted Transfer”), provided each of the following conditions is satisfied: (A) no Event of Default has occurred and is continuing; (B) Lender has received Borrower’s notice of the Additional Permitted Transfer no less than 30 days prior to the commencement of such transfer; (C) no Indemnitor or Guarantor shall be released from any guaranty or indemnity agreement by virtue of the Additional Permitted Transfer; (D) Borrower shall be responsible for the reasonable and documented out-of-pocket costs and expenses of documenting the Additional Permitted Transfer; (E) Borrower shall reimburse Lender for all actual reasonable and documented out-of-pocket costs and expenses incurred by Lender in connection with the Additional Permitted Transfer, whether or not consummated; (F) once the Additional Permitted Transfer is complete, the persons with Control of Borrower and management of the Property are the same persons (or represent the majority of such persons) who had such Control and management rights immediately prior to the Additional Permitted Transfer; (G) Borrower shall furnish Lender copies of any material documentation executed in connection with the Additional Permitted Transfer promptly after execution thereof; (H) Borrower shall have delivered reasonably satisfactory evidence to Lender that, following the Additional Permitted Transfer, Borrower shall continue to comply with the provisions of Section 4.1.30 hereof; and (I) if required under the operative documents in connection with any Securitization, delivery of an Additional Insolvency Opinion acceptable to Lender.

(g)        Notwithstanding any contrary provisions of this Section 5.2.10 or anything else to the contrary contained in this Agreement or any other Loan Documents, Guarantor may Transfer its interest in Borrower to any entity owned or Controlled directly or indirectly by Guarantor or City Office REIT, Inc., a Maryland corporation (the “REIT”) (any such transfer is hereinafter referred to as an “Affiliated Party Transfer”), without consent of Lender, provided each of the following conditions is satisfied: (A) no Event of Default has occurred and is continuing; (B) Lender has received Borrower’s notice of the Affiliated Party Transfer no less than 10 days prior to such Transfer; (C) no Indemnitor or Guarantor shall be released from any guaranty or indemnity agreement by virtue of the Affiliated Party Transfer; (D) Borrower shall be responsible for the reasonable and documented out-of-pocket costs and expenses of documenting the Affiliated Party Transfer; (E) Borrower shall reimburse Lender for all actual reasonable and documented out-of-pocket costs and expenses incurred by Lender in connection with the Affiliated Party Transfer, whether or not consummated; (F) once the Affiliated Party Transfer is complete, the persons with Control of Borrower and management of the Property are the same persons (or represent the majority of such persons) who had such Control and management rights immediately prior to the Affiliated Party Transfer; (G) Borrower shall furnish Lender copies of any material documentation executed in connection with the Affiliated Party Transfer promptly after execution thereof; (H) Borrower shall have delivered reasonably satisfactory evidence to Lender that, following the Affiliated Party Transfer, Borrower shall continue to comply with the provisions of Section 4.1.30 hereof; and (I) if required under the operative documents in connection with any Securitization, delivery of an Additional Insolvency Opinion acceptable to Lender.

(h)        Notwithstanding any provision in this Section 5.2.10 to the contrary, Guarantor may Transfer its interest in Borrower to a Qualified Transferee, provided each of the following conditions is satisfied:

(A)       Borrower shall pay Lender a non-refundable application fee of $5,000.00 and a transfer fee equal to one percent (1%) of the Outstanding Principal Balance of the Loan at the time of such Transfer;

(B)       Borrower shall pay any and all reasonable and documented out-of-pocket costs incurred in connection with such Transfer (including Lender’s counsel fees and disbursements for outside counsel and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (E) below);

(C)       The proposed Qualified Transferee or its principals must have demonstrated experience in owning and operating properties similar in location, size, class and operation to the Property, which experience shall be reasonably acceptable to Lender;

(D)       The proposed Qualified Transferee must be able to satisfy, in all material respects, all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, and shall deliver (1) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (2) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(E)       If required by Lender, the proposed Qualified Transferee shall be approved by the Rating Agencies through a written confirmation to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such Transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(F)        Prior to any release of Guarantor, one or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender;

(G)       The Property shall be managed by Qualified Manager pursuant to a Replacement Management Agreement;

(H)       Borrower or the proposed Qualified Transferee, at no cost to Lender, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer in form and substance reasonably satisfactory to Lender.

A “Qualified Transferee” for purposes of this this Section 5.2.10(h) shall mean a person that (i) is a real estate investment trust, a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, government entity or plan, investment company registered under the Investment Company Act of 1940, as amended, or exempt or excluded from resignation or regulation thereunder pursuant to such Act and the rules thereunder, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, (ii) has total assets (in name or under management) in excess of $200,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $100,000,000.00, (iii) is not the subject of a proceeding involving bankruptcy, insolvency, reorganization or relief of debtors, (iv) has not been convicted in a criminal proceeding for a felony or a crime involving moral turpitude and is not reputed to have substantial business or other affiliations with an organized crime figure, (v) has no material outstanding litigation or regulatory actions pending against such person, (vi) has not defaulted under its obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender and (vii) has passed all OFAC, Patriot Act and similar compliance requirements.

(i)         Notwithstanding the foregoing or any provision in any Loan Document, the following transfers shall constitute Permitted Transfers (subject only to any conditions set forth below) and shall not require Lender’s consent:

(A)       the issuance, sale, conveyance, transfer, redemption, or other disposition (each, a “REIT Share Transfer”) of any shares of common stock or preferred stock (the “REIT Shares”) in the REIT so long as (1) at the time of the REIT Share Transfer, the REIT Shares are listed on the New York Stock Exchange or any other nationally recognized stock exchange (any such stock exchange, a “Recognized Stock Exchange”), and (2) the REIT Share Transfer does not result in or cause a Change of Control;

(B)       the issuance, sale, conveyance, transfer, redemption, or other disposition (each a “Guarantor Transfer”), of any limited partnership interests (the “Guarantor Interests”) in Guarantor so long as (1) at the time of the Guarantor Transfer, the REIT Shares are listed on a Recognized Stock Exchange, and (2) the Guarantor Transfer does not result in or cause a Change of Control;

For purposes of this Section 5.2.10(i), a “Change of Control” shall occur when: (i) the REIT is no longer the sole general partner of Guarantor, (ii) the REIT owns less than 50.1% of the limited partnership interest in Guarantor, or (iii) if the REIT no longer Controls Borrower.

Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent, except for Permitted Transfers and such other Transfers or transfers that are expressly permitted under this Section 5.2.10 or elsewhere in the Loan Documents without the consent of Lender. This provision shall apply to every Transfer hereunder that requires Lender’s consent regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION

Section 6.1     Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)       comprehensive all risk “special form” insurance including loss caused by any type of windstorm, windstorm related perils, “named storms,” or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement means actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of 5% of Net Cash Flow of the Property for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its reasonable discretion; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction. In addition, Borrower shall obtain: (y) if any material portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess flood coverage in an amount equal to the “probable maximum loss” for the Improvements, as determined by an engineer reasonably satisfactory to Lender, or such greater amount as Lender shall require, and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender (but in any event, in an amount not less than 150% of the “probable maximum loss”) in the event the Property is located in an area with a high degree of seismic activity and the “probable maximum loss” for the Improvements, as determined by an engineer reasonably satisfactory to Lender, is 20% or greater (based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)       business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of (1) not less than twelve (12) months from the date of casualty or loss if the amount of the Loan is less than $35,000,000, or (2) not less than eighteen (18) months from the date of casualty or loss if the amount of the Loan is $35,000,000 or more; and (D) if the amount of the Loan is $50,000,000 or more, containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 180 days from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)      at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)      comprehensive boiler and machinery insurance, if steam boilers, other pressure-fixed vessels, large air conditioning systems, elevators or other large machinery are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)       commercial general liability insurance against claims for personal injury, bodily injury, death, contractual damage or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;

(vi)      automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)     worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii)    umbrella and excess liability insurance in an amount not less than: (A) $5,000,000.00 per occurrence if the amount of the Loan is less than $35,000,000, or (B) $25,000,000.00 per occurrence, if the amount of the Loan is $35,000,000 or more, on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix)      the insurance required under this Section 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; and

(x)       upon sixty (60) days written notice, such other reasonable insurance, including sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)        All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of (A) if the amount of the Loan is $35,000,000 or more, “A:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P, and “A3” or better by Moody’s or (B) if the amount of the Loan is less than $35,000,000, “A-:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P, and “A3” or better by Moody’s. Notwithstanding the foregoing, any required earthquake insurance must satisfy the requirements of subsection (A) hereof regardless of the amount of the Loan. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)        Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d)        All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)        All Policies shall contain clauses or endorsements to the effect that:

(i)        no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)       the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii)      the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)      Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)        If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems reasonably necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems reasonably necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

Section 6.2      Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld, conditioned, or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Availability Threshold and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3      Condemnation. Promptly after becoming aware of the same, Borrower shall give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of the reasonable and documented out-of-pocket expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing provisions of this Section 6.3, and Section 6.4 hereof, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument in connection with a Condemnation (but taking into account any proposed Restoration on the remaining portion of the Property), the Loan to Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and, if the Property is a hospitality property, determination of such value shall exclude personal property and going concern value, if any), the principal balance of the Loan must be paid down in an amount sufficient to satisfy the REMIC Requirements, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust and that the REMIC Trust will not be subject to tax as a result of the related release of such portion of the Lien of the Security Instrument. In connection with the foregoing, the Net Proceeds shall not be available for Restoration and shall be used to pay down the principal balance of the Loan to the extent set forth above (i.e. to the extent required to sufficient to satisfy the REMIC Requirements) and shall thereafter be made available to Borrower for Restoration.

Section 6.4       Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a)        If the Net Proceeds shall be less than the Availability Threshold and the costs of completing the Restoration shall be less than the Availability Threshold, the Net Proceeds shall be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)        If the Net Proceeds are equal to or greater than the Availability Threshold or the costs of completing the Restoration are equal to or greater than the Availability Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 means: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable and documented out-of-pocket costs and expenses (including reasonable counsel fees for outside counsel), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable and documented out-of-pocket costs and expenses (including reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)         The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)       no Event of Default shall have occurred and be continuing;

(B)       (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Property is taken, and no portion of the Improvements is located on such land;

(C)       Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower or Tenant, as applicable under the respective Lease, shall make all necessary repairs and restorations thereto at their sole cost and expense. The term “Rentable Space Percentage” means (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to eighty percent (80%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to eighty percent (80%);

(D)        Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)        Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F)        Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases included within the Rentable Space Percentage calculation set forth in Section 6.4(b)(i)(C) above (and the inclusion of which is required to meet the Rentable Space Percentage), the failure to meet such completion date would permit the Tenant thereunder to terminate such Lease, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)        the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)        the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in material compliance with all applicable Legal Requirements;

(I)         such Casualty or Condemnation, as applicable, does not result in the material loss of access to the Property or the Improvements;

(J)         the Debt Service Coverage Ratio for the Property, after giving effect to the Restoration, shall be equal to or greater than 1.20 to 1.0;

(K)        Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed; and

(L)        the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii)       The Net Proceeds shall be held by Lender in an Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)      All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, which approval shall not be unreasonably withheld, conditioned, or delayed. All reasonable and documented out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)      In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” means an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed; provided, that the Casualty Retainage shall be reduced to five percent (5%) of the costs once the Restoration is more than seventy-five percent (75%) completed, as certified by the Casualty Consultant. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender shall release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)        Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)       If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)      Provided no continuing Event of Default shall then exist, after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, the excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender shall be (1) if a Cash Sweep Period then exists, deposited in the Cash Management Account to be disbursed in accordance with this Agreement, and (2) if no Cash Sweep Period then exists, disbursed to Borrower.

(c)        All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 9(e) of the Note, whether or not then due and payable in such order, priority and proportions as Lender in its reasonable discretion shall deem proper; provided, however, that no Prepayment Consideration or other penalty shall be due or payable in connection with such prepayment, or, at the reasonable discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its reasonable discretion.

(d)        In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII - RESERVE FUNDS

Section 7.1      Intentionally Omitted.

Section 7.2      Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Provided, however, so long as Borrower maintains blanket policies of insurance in accordance with Section 6.1 hereof, the provisions of this Section with regard to Insurance Premiums shall not be applicable, until and unless Lender elects to apply such provisions following (i) the issuance by any insurer or its agent of any notice of cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof, (ii) any cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof whether or not any notice is issued, (iii) Lender having not received from Borrower evidence of insurance coverages as required by and in accordance with the terms of Section 6.1 hereof, or (iv) the occurrence of any Event of Default. Lender shall apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument and shall make all such payments prior to delinquency. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, to the extent that on its face, such bill, statement or estimate reasonably appears to be valid. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its reasonable discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3      Replacements and Replacement Reserve.

7.3.1    Replacement Reserve Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $3,392.00 and (b) on each Payment Date thereafter $3,392.00 (the “Replacement Reserve Monthly Deposit”) which amounts are reasonably estimated by Lender in its discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.” Lender may reasonably reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property. Any interest earned on the amounts on deposit in the Replacement Reserve Account shall be added to and become a part of the Replacement Reserve Fund.

7.3.2    Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property, replacements of inventory or for costs which are to be reimbursed from the Rollover Reserve Fund.

(b)        Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements (or the portion thereof so requested) or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as reasonably determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if an uncured Event of Default exists.

(c)        Each request for disbursement from the Replacement Reserve Account shall be in a form reasonably specified or approved by Lender and shall specify the specific Replacements for which the disbursement is requested and the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made (to the extent completed) in accordance, in all material respects, with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence reasonably satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d)        Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender shall issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000.00 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, if payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)        If (i) the cost of a Replacement exceeds $25,000.00, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)        Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.00.

7.3.3    Performance of Replacements. (a) Borrower shall make Replacements when reasonably required in order to keep the Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as is reasonably practicable following the commencement of making each such Replacement.

(b)        Lender reserves the right, at its option, to approve, in its reasonable discretion, all contracts or work orders in excess of $200,000.00 with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request, Borrower shall assign any of the forgoing contracts or subcontracts to Lender.

(c)        In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, and such matters are not corrected to the reasonable satisfaction of Lender within sixty (60) days following written notice thereof from Lender to Borrower, Lender shall have the option to withhold disbursement therefor and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement.

(d)        In order to facilitate Lender’s completion of any Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter, upon reasonable prior notice and during reasonable times, onto the Property, subject to the rights of the Tenants, and perform any and all work and labor necessary to complete such Replacements or employ watchmen to protect the Property from damage. All reasonable and documented out-of-pocket sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instrument. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be reasonably necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be reasonably necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)        Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)         In connection with any requested monthly disbursement in excess of $100,000.00, Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property with reasonable prior notice and during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to reasonably cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g)        In connection with any requested monthly disbursement in excess of $100,000.00, Lender may require an inspection of the Property at Borrower’s reasonable expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion or progress of the Replacements (or the portion thereof) for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the reasonable and documented expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)        The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender); subject, however, to Borrower’s right to contest such Liens in accordance with the terms and conditions of the Loan Documents.

(i)         In connection with any requested monthly disbursement in excess of $100,000.00, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the related Security Instrument and that title to the Property is free and clear of all Liens (other than the lien of the related Security Instrument and any other Liens previously approved in writing by Lender, if any) or such Liens as are being contested by Borrower in accordance with the terms and conditions of the Loan Documents.

(j)         All Replacements shall comply, in all material respects, with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)       In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certificates of Insurance evidencing such policies shall be delivered to Lender upon request.

7.3.4    Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower fails to comply, in all material respects, with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice thereof from Lender to Borrower. Upon the occurrence and during the continuance of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its reasonable discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)       Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5    Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill, in all material respects, all preservation and maintenance covenants in the Loan Documents.

Section 7.4      Rollover Reserve.

7.4.1    Deposits to Rollover Reserve Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $250,000.00 and (b) on each Payment Date thereafter $16,959.00 (the “Rollover Reserve Monthly Deposit”), which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof. Amounts so deposited, and, if applicable, any amount resulting from a draw on the Rollover Reserve Letter of Credit, shall hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account.” Borrower shall also pay to Lender, for deposit into the Rollover Reserve Account, all fees and other payments made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease (excluding, however, any such Fee related to the Morgan Stanley Premises). Notwithstanding the aforementioned, the aggregate amount of the Rollover Reserve Fund and the amount of the Rollover Reserve Letter of Credit remaining available for draws shall not exceed $525,000.00 in the aggregate (the “Rollover Reserve Cap”) on any Payment Date (after giving effect to the payment of the Rollover Reserve Monthly Deposit) and accordingly, to the extent a Rollover Reserve Monthly Deposit would result in the aggregate amount of Rollover Reserve Funds in the Rollover Reserve Account and the amount of the Rollover Reserve Letter of Credit remaining available for draws exceeding the Rollover Reserve Cap, such Rollover Reserve Monthly Deposit shall be decreased by an amount equal to such excess or if applicable, eliminated. Any interest earned on the amounts on deposit in the Rollover Reserve Account shall be added to and become a part of the Rollover Reserve Fund.

7.4.2    Withdrawal of Rollover Reserve Funds. Provided no Event of Default hereunder then exists, Lender shall make disbursements from the Rollover Escrow Fund for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its reasonable discretion. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested (or the unpaid invoices to be paid therewith) and, with respect to any single disbursement in excess of $50,000.00, if required by Lender, lien waivers and releases from all parties furnishing materials or services in connection with the requested payment. In connection with any requested monthly disbursement in excess of $50,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making such disbursement in order to verify completion of improvements for which reimbursement is sought.

Section 7.5    Excess Cash Flow Reserve Fund.

7.5.1    Deposits to Excess Cash Flow Reserve Account. During a Cash Sweep Period caused by a DSCR Trigger Event, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account.”

7.5.2    Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed to Borrower in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.

Section 7.6    Reserve Funds, Generally. (a) Borrower grants to Lender a security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b)       Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its discretion.

(c)        The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d)        Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)        Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising out of the gross negligence, willful misconduct or bad faith of Lender. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)        The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g)        Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be promptly returned to Borrower.

Section 7.7    Morgan Stanley Reserve.

7.7.1    Deposits to Morgan Stanley Reserve Fund. Within one (1) Business Day after its receipt of the same, Borrower shall pay to Lender any fee and other payments made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of the Lease of Morgan Stanley (the “Morgan Stanley Reserve Deposit”), which amount shall be held by Lender as additional security for the Loan. Amounts so held shall be hereinafter referred to as the “Morgan Stanley Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Morgan Stanley Reserve Account”. Any interest earned on the amounts on deposit in the Morgan Stanley Reserve Account shall be added to and become a part of the Morgan Stanley Reserve Fund.

7.7.2    Release of Morgan Stanley Reserve Funds. Provided no Event of Default hereunder then exists, Lender shall make disbursements from the Morgan Stanley Reserve Fund to fund tenant improvement costs, leasing commission costs and market free rent obligations, to the extent incurred by Borrower in connection with its re-leasing all or part of the Morgan Stanley Premises. All such costs shall be approved by Lender in its reasonable discretion. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested (or the unpaid invoices to be paid therewith) and, with respect to any single disbursement in excess of $50,000.00, if required by Lender, lien waivers and releases from all parties furnishing materials or services in connection with the requested payment. In connection with any requested monthly disbursement in excess of $50,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making such disbursement in order to verify completion of improvements for which reimbursement is sought. So long as no Event of Default or uncured Cash Sweep Event then exists, Lender shall disburse the full remaining amount of the Morgan Stanley Reserve Fund to Borrower upon Borrower’s delivery to Lender of (a) fully executed Leases with one or more Tenant(s) covering the entire net leaseable area of the Morgan Stanley Premises, and (b) evidence, in form and substance satisfactory to Lender (including one or more tenant estoppels), confirming that (i) such Tenant(s) are (A) in full possession and occupancy not less than ninety percent (90%), in the aggregate, of the Morgan Stanley Premises, (B) open for business therein, and (C) paying full, unabated contractual rent pursuant to their respective Lease, without right of offset or free rent credit, (ii) Borrower has completed any tenant improvements required to be completed by Borrower with respect to the Morgan Stanley Premises, such tenant improvements have been accepted by such Tenant(s), and that that all of the costs and expenses associated with such tenant improvements have been fully paid, or, if applicable, reimbursed by Borrower to such Tenant(s), (iii) such Tenant(s) have received any and all amounts or reimbursements required to be paid to them pursuant to their respective Lease, and (iv) all leasing commissions related to such Tenant(s) have been fully paid.

Section 7.8    Major Tenant Rollover Reserve.

7.8.1    Deposits to Major Tenant Rollover Reserve Fund. During a Cash Sweep Period caused by a Major Tenant Trigger Event, Borrower shall deposit with Lender all Excess Cash Flow, which amounts shall be held by Lender for tenant improvement and leasing commission obligations incurred in connection with the leasing of any or all of the Major Tenant Premises. Amounts so deposited, shall hereinafter be referred to as the “Major Tenant Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Major Tenant Rollover Reserve Account”. Borrower shall also pay to Lender, for deposit into the Major Tenant Rollover Reserve Account, all fees and other payments made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Major Tenant Lease. Any interest earned on the amounts on deposit in the Major Tenant Reserve Account shall be added to and become a part of the Major Tenant Reserve Fund.

7.8.2    Withdrawal of Major Tenant Rollover Reserve Fund. Provided no Event of Default hereunder exists and is then continuing, Lender shall make disbursements from the Major Tenant Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower incurred in connection with the leasing of any or all of the Major Tenant Premises. All such expenses shall be approved by Lender in its reasonable discretion. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested (or the unpaid invoices to be paid therewith) and, with respect to any single disbursement in excess of $50,000.00, if required by Lender, lien waivers and releases from all parties furnishing materials or services in connection with the requested payment. In connection with any requested monthly disbursement in excess of $50,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making any disbursement in order to verify completion of improvements for which reimbursement is sought. Upon the occurrence of a Major Tenant Cure Event for the last then existing Major Tenant Trigger Event, so long as no uncured Event of Default or other uncured Cash Sweep Event then exists, all Major Tenant Rollover Reserve Funds in the Major Tenant Rollover Reserve Account shall be disbursed to Borrower.

ARTICLE VIII - DEFAULTS

Section 8.1      Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)        if: (A) Borrower fails to make full and punctual payment of any Monthly Debt Service Payment Amount or any other amount payable on a monthly basis under the Note, this Loan Agreement, the Security Instrument or any other Loan Document within five (5) days of the date on which such payment was due; (B) Borrower fails to pay all amounts payable on the Maturity Date on such date; or (C) any portion of the Debt (other than any portion of the Debt described in subclauses A or B in this Section 8.1(i)) is not paid when due, provided, however, any such nonpayment described in this subclause C shall not be deemed to be an Event of Default until five (5) days (or such longer period as is expressly set forth in the Loan Documents with respect to such payment) after Lender’s written notice to Borrower demanding payment of the same;

(ii)       if any of the Taxes or Other Charges are not paid on the date the same are due and payable, unless there are sufficient funds in the Tax and Insurance Escrow Fund on such date and Lender fails to pay same out of the Tax and Insurance Escrow Fund;

(iii)      if certified copies of the Policies are not delivered to Lender upon request, or if the Policies are not kept in full force and effect (provided that no Event of Default shall occur if the Policies are terminated as a result of a failure to pay the applicable premiums on the date the same are due, sufficient funds were present in the Tax and Insurance Escrow Fund on such date and Lender fails to pay same out of the Tax and Insurance Escrow Fund);

(iv)      if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement and Article 6 of the Security Instrument;

(v)       if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi)      if Borrower or Principal shall make an assignment for the benefit of creditors;

(vii)     if (A) Borrower, Principal, Guarantor or any other guarantor or indemnitor under any guarantee issued in connection with the Loan shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (II) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, Principal, Guarantor or any other guarantor or indemnitor shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against Borrower, Principal, Guarantor or any other guarantor or indemnitor any case, proceeding or other action of a nature referred to in clause (A) above that is not dismissed within ninety (90) days of filing; or (C) there shall be commenced against the Borrower, Principal, Guarantor or any other guarantor or indemnitor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that is not discharged or dismissed within ninety (90) days of filing; or (D) the Borrower, Principal, Guarantor or any other guarantor or indemnitor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (E) the Borrower, Principal, Guarantor or any other guarantor or indemnitor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(viii)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)      if Borrower breaches any covenant contained in Section 4.1.30 hereof or any negative covenant contained in Section 5.2 hereof, provided, however, any such breach or violation shall not be deemed to be an Event of Default hereunder if (i) such breach or violation was inadvertent or immaterial, is susceptible of cure and would not be reasonably likely to result in a in a material adverse effect on Borrower, the Property, Lender or the Loan and (ii) within ten (10) Business Days of the earlier of (1) notice of such breach or violation from Lender or (2) the date Borrower becomes aware of such breach or violation, Borrower cures such beach or violation and provides Lender with satisfactory evidence of same;

(x)        with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi)      if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect, provided, however, the same shall not be deemed to be an Event of Default hereunder if the same is cured within ten (10) Business Days of the date Borrower becomes aware of it;

(xii)     if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and as a result thereof the Manager thereunder terminates or cancels the Management Agreement (or any Replacement Management Agreement) and Borrower fails to replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement within thirty (30) days following the termination or cancellation of the Management Agreement;

(xiii)    if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to reasonably cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) days after notice to Borrower from Lender;

(xiv)    if Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xv)      if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xvi)    Borrower shall be in default under any other deed of trust, mortgage or security agreement covering any part of the Property whether it be superior or junior in priority to the Security Instrument (it not being implied by this clause that any such encumbrance will be permitted).

(b)        During the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives, to the extent permitted under applicable law, any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2      Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, to the extent permitted under applicable law (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)        With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its discretion including the following circumstances: (i) during the continuance of an Event of Default in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal

Balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c)        Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents reasonably necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any reasonable and documented out-of-pocket costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)        As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale to the extent permitted by applicable law.

Section 8.3      Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX - SPECIAL PROVISIONS

Section 9.1      Securitization.

9.1.1    Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations or securitizations, collectively, a “Securitization”).

(b)        At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including financial statements relating to Borrower, Guarantor, if any, the Property and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Principal, Guarantor and their respective officers and representatives, shall, at Lender’s request, reasonably cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres or which may be required by prospective investors or the Rating Agencies in connection with any such Securitization. Borrower, Principal and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Principal, Guarantor, the Property and the Loan, including, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Security Instrument,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,” and shall confirm, each to its actual knowledge, that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Guarantor, Manager or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c)        Borrower agrees to make upon Lender’s written request, without limitation, all reasonable structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), reasonable modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify ((i) modify the initial weighted average interest rate payable under the Note, (ii) modify the stated maturity of the Note, (iii) modify the aggregate amortization of principal under the Note, (iv) modify any other material economic term of the Loan (including, without limitation, any prepayment rights), (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, or (vi) make any other modification the effect of which would be to materially increase Borrower’s obligations or liabilities under the Loan Documents, or to materially reduce Borrower’s rights or any obligations owed to Borrower under the Loan Documents. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components loans or mezzanine loans.

(d)        To the extent not otherwise required to be delivered to Lender hereunder, if requested by Lender, Borrower shall provide to Lender, upon request and at no out-of-pocket cost to Borrower, with any financial statements, or financial, statistical or operating information not then in the possession of Lender, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any private placement memorandum, prospectus or other disclosure documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

(e)        Borrower hereby appoints Lender its attorney-in-fact with full power of substitution (which appointment shall be deemed to be coupled with an interest and to be irrevocable until the Loan is paid and the Security Instrument is discharged of record, with Borrower hereby ratifying all that its said attorney shall do by virtue thereof) to execute and deliver all documents and do all other acts and things reasonably necessary or desirable to effect any Securitization authorized hereunder; provided, however, that unless an Event of Default exists, Lender shall not execute or deliver any such documents or do any such acts or things under such power until five (5) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower’s failure to deliver any document, or to take any other action, that Borrower is obligated to take hereunder with respect to any Securitization for a period five (5) days after notice of such failure is delivered by Lender shall, at Lender’s option, constitute an Event of Default hereunder.

9.1.2    Securitization Costs. All reasonable and documented third party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s compliance with this Section 9.1 (including the fees and expenses of the Rating Agencies) shall be paid or reimbursed by Lender.

Section 9.2      Right To Release Information. Following the occurrence of any Event of Default, Lender may forward to any broker, prospective purchaser of the Property or the Loan, or other person or entity all documents and information which Lender now has or may hereafter acquire relating to the Debt, Borrower, any Guarantor, any indemnitor, the Property and any other matter in connection with the Loan, whether furnished by Borrower, any Guarantor, any indemnitor or otherwise, as Lender reasonably determines necessary or desirable. Borrower irrevocably waives any and all rights it may have to limit or prevent such disclosure, including any right of privacy or any claims arising therefrom.

Section 9.3      Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any guaranty, indemnity or similar agreement or undertaking made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Security Instrument and any other Loan Documents; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; provided, that any such judgment shall be enforced solely against and to the extent of Borrower’s interest in the Property.

(b)        Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, damage, claim or other obligation and any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees for outside counsel and court costs) actually incurred or suffered by Lender arising out of or in connection with the following:

(i)        fraud or willful misrepresentation by Borrower, Principal, Guarantor or any of their Affiliates in connection with the Loan;

(ii)       the gross negligence or willful misconduct of Borrower, Principal or Guarantor, or any Affiliate of the foregoing, in connection with the Loan;

(iii)      material physical waste of the Property, excluding any failure to maintain or make repairs or replacements to the Property because there was insufficient cash flow available from the Property and physical waste resulting from Lender failing to make funds available to maintain and make repairs and replacements to the Property in violation of the Loan Documents;

(iv)      during the continuance of an Event of Default, the removal or disposal of any portion of the Property in violation of the terms of the Loan Documents;

(v)       the misapplication in violation of the terms of the Loan Documents, misappropriation, or conversion by Borrower, any of its Affiliates, Principal or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents or other Property income or collateral proceeds in their respective possession during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance (including security deposits);

(vi)      during the continuance of an Event of Default, the failure to apply Rents or other Property income, whether collected before or after such Event of Default, to the ordinary, customary, and necessary expenses of operating the Property or, upon demand, to deliver such rents or other Property income to Lender (provided that the foregoing shall not apply to any Rents or other Property income distributed or expended prior to the occurrence of the Event of Default);

(vii)     (A) failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property unless Borrower is contesting such Liens or underlying charges for labor and materials in accordance with the Loan Documents, or (B) failure to maintain insurance or to pay taxes and assessments unless (1) Lender is escrowing funds therefor and fails to make such payments or has taken possession of the Property following an Event of Default, has received all Rents from the Property applicable to the period for which such insurance, taxes or other items are due, and thereafter fails to make such payments or (2) there is insufficient cash flow from the Property to pay such taxes, assessments, and insurance premiums;

(viii)    any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix)      intentionally omitted;

(x)       any failure by Borrower to comply with any of the representations, warranties or covenants set forth in Sections 4.1.37 or 5.1.19 hereof;

(xi)      any failure by Borrower to reasonably cooperate in good faith, as and when required pursuant to the Loan Documents, in establishing the cash management system described in Section 2.7 hereof, the Clearing Account Agreement and the Cash Management Agreement, including the creation of the Cash Management Account and the Clearing Account;

(xii)     any failure by Borrower to permit on-site inspections of the Property in accordance with the terms and provisions of the Loan Documents; or

(xiii)    any failure by Borrower to appoint a new property manager upon the request of Lender as permitted under this Agreement.

(c)        Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents,

(i)         Borrower shall be personally liable for the Debt if (and only if) (A) Borrower fails to obtain Lender’s prior written consent to any Transfer, to the extent required by this Agreement or the Security Instrument; (B) Borrower fails to obtain Lender’s prior written consent, to the extent required under the Loan Documents, to any Indebtedness or voluntary Lien encumbering the Property; (C) Borrower shall at any time hereafter make an assignment for the benefit of its creditors; (D) Borrower fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof, each as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument; (E) Borrower or any Principal admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (F) Borrower fails to make the first full monthly payment of principal and interest on or before the first Payment Date; (G) Borrower or any Principal files, consents to, or acquiesces in a petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or there is a filing of an involuntary petition against Borrower or any Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower or Guarantor or any Principal colludes with, or otherwise assists any party in connection with such filing, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or such Principal from any party; (H) the Property or any part thereof shall at any time hereafter become property of the estate or an asset in (1) a voluntary bankruptcy, insolvency, receivership, liquidation, winding up, or other similar type of proceeding, or (2) an involuntary bankruptcy or insolvency proceeding (other than one filed by Lender) in which Borrower or Guarantor or any Principal colludes with, or otherwise assists any party in connection with such filing, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or such Principal from any party.

(d)        Nothing herein shall be deemed to constitute a waiver by Lender of any right Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt.

Section 9.4      Matters Concerning Manager. If (a) an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action, (c) a material default occurs beyond any applicable notice and cure period under the Management Agreement, or (d) the occurrence of a DSCR Trigger Event, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5      Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable and customary set up fees or any other initial costs relating to or arising under the Servicing Agreement (to the extent relating directly to the Loan), but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following reasonable and documented out-of-pocket costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced following an Event of Default: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and which may be payable to a special servicer, in amounts not to exceed reasonable and customary amounts, upon return of the Loan by the special servicer to the master servicer, and (iii) the costs of all amounts owed to any third-party contractor in connection with the Servicer obtaining any third-party report, including any property inspections or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer reasonably determines to obtain or may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

ARTICLE X - MISCELLANEOUS

Section 10.1    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2    Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive.

Section 10.3    Governing Law. (a) LENDER HAS OFFICES IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK (“GOVERNING STATE”), WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)        ANY ACTION TO ENFORCE THE LIEN OF THIS MORTGAGE BY FORECLOSURE MUST BE BROUGHT IN THE STATE AND COUNTY IN WHICH THE MORTGAGED PROPERTY IS SITUATE. ANY IN PERSONAM LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (“ACTION”) MAY AT LENDER’S OPTION BE INSTITUTED IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDER BE TRANSFERRED TO) ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS OF ANY SUCH ACTION, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY ACTION. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 8TH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH ACTION IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged) and with a second copy to be sent to the intended recipient by any other means permitted under this Section, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	KeyBank National Association
11501 Outlook, Suite 300
Overland Park, Kansas 66211
Facsimile No.: 877-379-1625
Attention: Loan Servicing

with a copy to:	Daniel Flanigan, Esq.
POLSINELLI
900 West 48th Place, Suite 900
Kansas City, Missouri 64112
Facsimile No.: 816-753-1536

If to Borrower:	CIO Intellicenter, Limited Partnership
c/o City Office REIT, Inc.
1075 West Georgia Street, Suite 2600
Vancouver, British Columbia V6E 3C9, Canada
Facsimile No.: 604-661-4873
Attention: Jamie Farrar

With a copy to:	CIO Intellicenter, Limited Partnership
8150 North Central Expressway, Suite 1255
Dallas, Texas 75206
Attn: Merrick Egan

With a copy to:	Miller, Canfield, Paddock & Stone, P.L.C.
101 North Main Street, 7th Floor
Ann Arbor, Michigan 48104
Facsimile No.: 734-747-7147
Attention: Joseph M. Fazio, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7    Intentionally Omitted.

Section 10.8    Headings. The Article or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10  Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11  Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. To the extent permitted under applicable law, Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12  Remedies of Borrower. If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13  Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender, for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses for outside counsel) incurred by Lender, to the extent the payment of such costs and expenses is expressly made the obligation of Borrower under the Loan Documents, in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud, willful misconduct or bad faith of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or Cash Management Account, as applicable.

(b)        Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, reasonable and documented out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud, willful misconduct or bad faith of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)        Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14  Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15  Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16  No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)        This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s discretion, Lender deems it advisable or desirable to do so.

Section 10.17  Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, KeyBank National Association or any of their Affiliates shall be subject to the prior written approval of Lender and KeyBank National Association, which approval shall not be unreasonably withheld, conditioned, or delayed.

Section 10.18  Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19  Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents; provided, however, that such waiver shall in no way limit or otherwise affect Borrower’s right to assert a claim against Lender in any separate action or proceeding.

Section 10.20  Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21  Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, reasonable and documented out-of-pocket costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22  Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23  Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several. Under no circumstances whatsoever shall Lender have any liability for punitive, special, consequential or incidental damages in connection with, arising out of, or in any way related to or under this Loan Agreement or any other Loan Document or in any way related to the transactions contemplated or any relationship established by this Agreement or any other Loan Document or any act, omission or event occurring in connection herewith or therewith, and, to the extent not expressly prohibited by applicable laws, Borrower for itself and its Guarantor and indemnitors waives all claims for punitive, special, consequential or incidental damages. Lender shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Instrument and the other Loan Documents. Neither Lender nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence, willful misconduct or bad faith. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 10.24  Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)        the right to consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no more frequently than twice per calendar year) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b)        the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon not less than five (5) Business Days prior notice but no more than once in any calendar year except during the continuance of an Event of Default;

(c)        the right, in accordance with the terms of this Agreement, including Section 5.1.11 hereof, to receive quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d)        the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.24 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25  OFAC. Borrower hereby represents, warrants and covenants that neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby covenants to provide Lender with any additional information that Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 10.26  Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

ARTICLE XI – LOCAL LAW PROVISIONS

Section 11.1    Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article XI and the other provisions of this Agreement, the terms and conditions of this Article XI shall control and be binding.

Section 11.2    Trial by Jury. TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, EACH OF LENDER AND BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

CIO INTELLICENTER, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO Intellicenter GP, LLC
a Delaware limited liability company
General Partner

By:/s/ James Farrar
Name: James Farrar
Title: President

SIGNATURE PAGE TO LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:/s/ Mary Ann Gripka
Name: Mary Ann Gripka
Title: Vice President